Exhibit 99.1

Contact:
Curt Stoelting
CEO
or
Peter Nicholson
CFO
ph: 630-573-7200

RC2 Reports Lower than Expected Fourth Quarter and
2008 Preliminary Net Sales;
Reduces Outstanding Debt by $43 million;
Implements Operating Cost Reduction Plan;
Expects to Record Non-Cash Impairment and Write-Down Charges

Oak Brook, IL – January 15, 2009 – RC2 Corporation (NASDAQ:RCRC) today announced lower than expected preliminary net sales for the fourth quarter and full year 2008.  Fourth quarter preliminary adjusted net sales were approximately $121 million, down 10% versus the prior year fourth quarter net sales, excluding recall items and discontinued product lines, of approximately $134 million.  Preliminary net sales for the 2008 year, excluding recall items and discontinued product lines, decreased approximately 8% to $434 million compared with the prior year net sales, excluding recall items and discontinued product lines, of approximately $472 million.

During the fourth quarter of 2008, the Company reduced its outstanding debt by approximately $43 million and at year end had a cash balance which exceeded $30 million.  At December 31, 2008, the Company had total bank debt of approximately $95 million and borrowing capacity of $50 million under its $70 million credit line.  Under the terms of its credit agreement, RC2 is required to maintain $40 million of credit line borrowing capacity for 60 consecutive days in the first four calendar months.  The Company expects to meet this requirement during the first 60 days of 2009.

Also in the fourth quarter of 2008, the Company implemented an operating cost reduction plan.  Under this plan, the Company reduced approximately 15% of its full-time white collar work force. In addition, the Company has enacted plans to reduce non-payroll operating expenses in 2009.  In total, the Company expects this plan to result in over $10 million of operating cost savings in 2009.  In connection with this plan and other personnel changes, the Company incurred in the fourth quarter of 2008, severance and other related costs of approximately $2 million.

Primarily due to a decline in the Company’s market capitalization, the Company determined that pursuant to applicable accounting rules a non-cash impairment charge relating to goodwill and certain intangible assets is required in the fourth quarter of 2008.  This impairment charge does not limit or change the Company's ability to continue to generate positive future cash flows from these intangible assets.  In total, the Company currently estimates that non-cash, pre-tax impairment charges ranging from $245 million to $265 million will be recorded in the fourth quarter of 2008, which are subject to final adjustment based on third party valuations and other determinations.  In addition, certain fixed assets will be written off resulting in an additional non-cash pre-tax charge of approximately $3 million.

The lower than expected sales in the fourth quarter have negatively impacted diluted earnings per share.  Excluding non-cash charges and severance costs as well as recall-related and non-recurring items, diluted earnings per share for the fourth quarter are expected to be $0.05 to $0.10 below the low end of the previously announced guidance, which was $0.45 per diluted share.

The Company currently plans to report its 2008 fourth quarter and full year financial results on Wednesday, February 18, 2009 at the close of market, and plans to provide a preliminary 2009 financial outlook at that time.

Commentary
Curt Stoelting, CEO of RC2 commented, “Fourth quarter sales and profits were negatively impacted by unprecedented declines in holiday spending, the global economic slowdown and the negative impact from foreign currency exchange rates.  Although we were disappointed with the fourth quarter sales results, holiday retail sell-through met or exceeded our plans in many product categories.

“Despite lower sales, we were successful in the fourth quarter at generating positive cash flow, reducing our outstanding debt and implementing a meaningful operating cost reduction plan.  Although we are still experiencing the impact of higher product costs, we expect cost trends to improve in the second half of 2009.

“We remain focused on carefully managing our operating expenses and cash flow.  Despite the difficult economic conditions that we expect to continue in 2009, we remain excited about launching our all new Super WHY! product line, expanding our Caring Corners® product line and extending our highly successful American Red Cross, Lamaze, John Deere and The First Years® product lines.  We anticipate improved economic conditions in 2010 and have exciting new product launches planned for Chuggington®, Thomas & Friends Wooden Railway and an all new preschool licensed property which we expect to announce later this quarter.

Stoelting concluded, “We faced some difficult challenges in 2008 and made some tough decisions which we believe better position RC2 for sustainable growth once economic conditions improve.”

Use of Non-GAAP Financial Information
In addition to the preliminary results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including net sales information excluding recall items and discontinued product lines.  Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, because recall-related items were higher in 2007 as compared to 2008 and there was a significant decrease in net sales related to discontinued product lines, the Company believes that the presentation of these non-GAAP financial measures enhances an investor's ability to make period-to-period comparisons of the Company's operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.  See the attached "Reconciliation of Non-GAAP Financial Information".

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant and toddler products.  RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street.  RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  the risk that non-cash impairment charges for fourth quarter of 2008 will exceed the Company's current estimate; the effect of the non-cash impairment charges on the Company's ability to comply with the financial covenants in its credit agreement, the risk that the lenders may be unwilling to provide a waiver or amendment if the Company is in violation of its financial covenants and the cost to the Company of obtaining any waiver or amendment that the lenders would be willing to provide; risk of future write-downs of goodwill or other intangible assets; the effect of the reduced borrowing capacity in the Company’s new credit facility on the Company’s ability to access sufficient working capital, the risk that the Company may not have sufficient cash flows to comply with the payment terms of the new credit facility and the Company’s ability to comply with more restrictive covenants in the new credit facility; risks related to product recalls or product liability claims, compliance with product safety standards and the effect of recalls on the Company's relationship with licensors, including the effect on renewal and retention of licenses; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, including in the Chinese Renminbi, the Hong Kong dollar, the British pound sterling, the Australian dollar, the Euro or the Canadian dollar, could increase the Company’s expenses or reduce the U.S. dollar value of the Company’s assets denominated in foreign currencies, including funds the Company needs to transfer to the U.S.; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere, Nickelodeon and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors; the Company may experience unanticipated negative results of litigation; the effect on the Company's business of the expiration of the license of the Take Along Thomas & Friends die-cast product line at the end of 2009 and the license of the Thomas & Friends Wooden Railway product line at the end of 2012; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Table to Follow -

Reconciliation of Non-GAAP Financial Information

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2008	2007	2008	2007
Net sales	$122	$139	$437	$489
Add: Recall-related items	-	1	-	5
Deduct: Discontinued product lines	1	6	3	22
As adjusted	$121	$134	$434	$472